Exhibit 99.1

[IRT Letter head]

as of May 1, 2013

Dear Stockholder:

It is the policy of Independence Realty Trust, Inc.’s (“IRT”) Board of Directors (the “Board”) to regularly evaluate liquidity options for IRT and its stockholders. Through April 8, 2013, IRT had sold shares of its common stock (the “Common Stock”) pursuant to a registered continuous offering carried out in a manner consistent with offerings of non-listed REITs. The Board has determined that it is in IRT’s and its stockholders’ best interest to sell shares of Common Stock in an underwritten public offering and terminate the continuous offering. Accordingly, IRT has filed Post-Effective Amendment No. 7 (the “Amendment”) to its existing registration statement (the “Registration Statement”) which, among other things, describes the anticipated underwritten public offering. In connection with this underwritten public offering, IRT intends to apply to list its common stock on the NYSE MKT under the symbol “IRT.” Though there can be no assurance that IRT will be able to complete the underwritten public offering and listing of the Common Stock described in the Amendment, IRT believes these steps will enhance the liquidity of its stockholders’ investment in IRT by providing a trading market for the Common Stock. All stockholders will continue to receive the monthly cash distributions declared by the Board.

While the Amendment has been filed with the Securities and Exchange Commission (the “SEC”), it has not yet been declared effective by the SEC. The Common Stock to be registered pursuant to the Amendment may not be sold nor may offers to buy be accepted prior to the time the Amendment becomes effective. A copy of the preliminary prospectus included in the Amendment may be obtained from Andres Viroslav, Independence Realty Trust, Inc., 2929 Arch Street, 17th Floor, Philadelphia, PA 19104 and is available on the SEC’s website at www.SEC.gov. IRT is sending you this letter for informational purposes only.

The filing of the Amendment terminated IRT’s continuous offering and required IRT to stop selling shares of Common Stock pursuant to the Registration Statement. The filing also had the effect of reallocating the shares of Common Stock remaining available for issuance under the IRT’s Distribution Reinvestment Program (the “DRP”) to the underwritten offering described in the Amendment so that no Common Stock remained available for purchase under the DRP. As a result, IRT is no longer able to sell or purchase Common Stock through the DRP or Share Repurchase Program as previously described in the Registration Statement. This letter also serves as the notice of the termination of the DRP contemplated by the DRP.

We thank you for your continued investment in IRT.

/s/ Scott F. Schaeffer

Scott F. Schaeffer

Chairman of the Board, Chief Executive Officer and President